Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Luna Innovations Reports First Quarter 2009 Financial Results

Litigation adversely impacts quarterly results.

Net loss of $40.9 million; revenues decline 5% compared to last year.

(ROANOKE, VA, May 13, 2009) – Luna Innovations Incorporated (NASDAQ: LUNA), a company focusing on sensing & instrumentation and pharmaceutical nanomedicines, today announced its financial results for the first quarter ended March 31, 2009.

As compared to the same quarter last year, first quarter 2009 revenues decreased from $8.9 million to $8.5 million, gross profit decreased from $3.4 million to $2.7 million, and loss per share increased from $0.17 to $3.66. The increase in loss per share was driven primarily by $38.2 million in additional aggregate expenses that the company recognized in connection with the estimated loss resulting from the company’s litigation with Hansen Medical.

Kent Murphy, Chairman and Chief Executive Officer, provided this comment related to the recent verdict on the Hansen lawsuit and its effect on the first quarter’s earnings results: “We are disappointed with the decision of the jury and are directing all efforts towards opportunities to reduce the loss exposure. While we are preparing our post-trial motions, we are committed to continuing to serve our customers’ needs and develop industry leading products.

Apart from the litigation, I am pleased with the continuing successes throughout the organization. Despite the severity of the weakened economy, we were able to deliver higher revenues in our Technology Development Division and total overall revenues that were down less than 5% as compared to the first quarter 2008. We have achieved significant efficiencies in our operating costs over the past two years. Excluding the impact of the estimated outcome of our litigation and the related impairment of certain intangible assets, our operating expenses of $42.8 million during the first quarter of 2009 would have been $5.2 million. That level of operating expenses is the same level that we realized in the first quarter of 2007, despite including approximately $0.9 million of legal fees in 2009 that we were not incurring back in 2007. In other words, since the first quarter of 2007, we grew our revenue base by approximately 20% while we also reduced our baseline expenses by approximately 17%, all of which increased the efficiency of our operations.”

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LUNA INNOVATIONS INCORPORATED	Luna Q109 Earnings, Page 2

First Quarter Financial Highlights

•	Total revenues for the first quarter of 2009 decreased by $0.4 million to $8.5 million compared to $8.9 million during the first quarter of 2008.

•	Product and license revenues decreased 30% to approximately $1.6 million in the first quarter of 2009 compared to $2.3 million in the first quarter of 2008.

•	Gross profit for the first quarter of 2009 decreased to $2.7 million, or 32% of total revenues, from $3.4 million, or 38% of total revenues, for the corresponding period of 2008.

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Operating expenses increased to $42.8 million in the first quarter of 2009 due primarily to the impact of an estimated $36.3 million litigation loss accrual related to the Hansen lawsuit and a related impairment charge of $1.3 million on intangible assets related to the potential outcome of that litigation. Not including those items, operating expenses for the first quarter of 2009 would have been consistent with the levels experienced during the first quarter of 2008.

•	Income tax expense increased $0.6 million due to an increase in the valuation allowance provided against the company’s deferred tax asset.

•	Net loss per share for the first quarter of 2009 was $3.66 per share, an increase from a loss per share of $0.17 for the first quarter of 2008.

•	Cash and cash equivalents decreased to $13.2 million at March 31, 2009, as compared to $15.5 million at December 31, 2008.

•

The current portion of long term debt increased in the first quarter, primarily due to non-compliance with certain financial covenants under the facility with Silicon Valley Bank driven by additional expenses recognized related to the Hansen lawsuit.

First Quarter Business Highlights

Technology Development Division

•	Revenues grew by 4% compared to the first quarter of 2008.

•	Contract backlog remains consistent with prior periods at $26.4 million.

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LUNA INNOVATIONS INCORPORATED	Luna Q109 Earnings, Page 3

Pharmaceuticals / Nanomedicine

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Presented the results of Luna’s nanomedicines to treat allergies at the several medical conferences including the annual meeting of the American Association of Immunologists. The company has been invited to speak at the Congress of the European Academy of Allergology and Clinical Immunology in Warsaw, Poland, to be held in June 2009.

•	Demonstrated progress in targeting Luna’s exclusive HYDROCHALARONE™ nanomaterials to atherosclerotic plaque, which could lead to improved diagnosis and treatment of coronary artery and other diseases.

Instrumentation, Test & Measurement

•	Product and license revenue decreased 30%, from $2.3 million in the first quarter of 2008 to $1.6 million in the first quarter of 2009.

•	Improved performance of our underlying platform technology in terms of speed, accuracy, and precision.

•	Continued progress in business development activities related to the platform in:
o	non-robotic medical,
o	energy,
o	aerospace and
o	defense.

Outlook for Remainder of 2009

Luna projects flat to modest revenue growth in 2009 with total revenues between approximately $37 million and $40 million, which is expected to consist of product and license revenue of approximately $7 to $9 million and technology development revenue of approximately $30 to $31 million. The company is currently expecting revenues in the second quarter of 2009 of approximately $9.0 to $9.5 million. Given the continued uncertainty of the Hansen litigation, which is pending post-trial motions and final judgments, Luna is unable to provide a reasonable projection for its expected net income for the second quarter or full year 2009 at this time.

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LUNA INNOVATIONS INCORPORATED	Luna Q109 Earnings, Page 4

Conference Call Information

As previously announced, Luna Innovations will conduct an investor conference call at 11:00 a.m. (EDT) today to discuss its financial results for the first quarter and expectations for 2009. The call can be accessed by dialing 1.866.578.5747 domestically or 1.617.213.8054 internationally prior to the start of the call. The access code is 21871366. The conference call will also be webcast live over the Internet. The webcast can be accessed by logging on to the “Investor Relations” section of the Luna Innovations website, http://www.lunainnovations.com, prior to the event. The webcast will be archived under the “Webcasts and Presentations” section of the Luna Innovations website for at least 30 days following the conference call.

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. Our products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

Forward Looking Statements:

This release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding, but not limited to, (i) expectations regarding the outcome of Luna’s litigation with Hansen, including post-trial motions; (ii) plans and expectations to reduce loss exposure; (iii) Luna’s intention to continue to serve its customers’ needs; (iv) expectations for continued growth of Luna’s business; (v) expectations of achieving continued operating efficiencies; (vi) expectations of continued backlog of contracts; (vii) expectations regarding the successful development and commercialization of new and existing technologies including, but not limited to, nanomedicines and nanomaterial-based products; (viii) continued development and improvement of instrumentation, test & measurement products; (ix) the expected availability of capital, including Luna’s line of credit and term loan with Silicon Valley Bank; and (x) Luna’s financial outlook for the second quarter and the remainder of the 2009 fiscal year, including expected revenues and the components thereof. The company attempts, whenever possible, to identify forward-looking statements by words such as “intends,” “will,” “plans,” “anticipates,” “expects,” “may,” “estimates,” “believes,” “should,” “projects,” or “continue,” or the negative of those words and other comparable words. Similarly, statements that describe the company’s business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. Actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the company’s control. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, continued or further weakness in the global economy; the company’s ability to transition its revenue mix to product revenues; risks inherent in current or future litigation proceedings, particularly with respect to Hansen Medical, Inc.; the company’s ability to successfully identify market needs for new products; the company’s ability to manage its cash and costs as well as to raise additional capital; the potential adverse effects of nanotechnology, whether real or perceived; and the potential limitations of regulatory requirements in obtaining clearance by the U.S. Food and Drug Administration or other regulatory agencies for the company’s products. Additional factors that may affect the future results of the company are set forth in the company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, and other filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.lunainnovations.com. These risk factors are updated from time to time through the filing of periodic reports with the SEC. The statements made in this press release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements herein after the date of this press release.

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LUNA INNOVATIONS INCORPORATED	Luna Q109 Earnings, Page 5

Luna Innovations Incorporated Consolidated Statements of Operations

	Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
Revenues:
Technology development revenues	$6,882,372	$6,601,748
Product and license revenues	1,611,184	2,318,176

Total revenues	8,493,556	8,919,924
Cost of revenues:
Technology development costs	4,897,756	4,193,646
Product and license costs	878,601	1,344,411

Total cost of revenues	5,776,357	5,538,057

Gross profit	2,717,199	3,381,867
Operating expense:
Selling, general and administrative	4,235,588	4,517,290
Research and development	995,643	740,830
Litigation reserve	36,303,643	—
Impairment of intangible assets	1,310,598	—

Total operating expense	42,845,472	5,258,120

Operating loss	(40,128,273)	(1,876,253)

Other (income)/ expense
Other (income)/ expense	923	777
Interest income (income)/ expense	158,988	(25,082)

Total other income (expense)	159,911	(24,305)

Loss before income taxes	(40,288,184)	(1,851,948)
Income tax expense	600,000	—

Net loss	$(40,888,184)	$(1,851,948)

Net loss per share:
Basic	$(3.66)	$(0.17)

Diluted	$(3.66)	$(0.17)

Weighted average shares:
Basic	11,161,423	10,781,363

Diluted	11,161,423	10,781,363

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LUNA INNOVATIONS INCORPORATED	Luna Q109 Earnings, Page 6

Luna Innovations Incorporated Consolidated Balance Sheets

	March 31, 2009	December 31, 2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$13,179,040	$15,518,960
Accounts receivable, net	7,921,282	7,332,034
Refundable income taxes	98,092	98,092
Inventory	2,850,327	2,828,991
Other current assets	347,915	342,598

Total current assets	24,396,656	26,120,675
Property and equipment, net	5,037,947	5,363,957
Intangible assets, net	274,051	1,813,643
Deferred tax asset	—	600,000
Other assets	100,564	118,292

Total assets	$29,809,218	$34,016,567

Liabilities and stockholders’ equity
Current liabilities
Current portion of capital lease obligation	$14,597	$17,396
Current portion of long term debt	4,642,857	1,428,572
Accounts payable	3,215,412	2,667,192
Accrued liabilities	4,349,627	5,161,308
Litigation Reserve	36,303,643	—
Deferred credits	2,054,542	1,854,282

Total current liabilities	50,580,678	11,128,750

Long-term debt obligation	5,000,000	8,571,428

Total liabilities	55,580,678	19,700,178

Stockholders’ equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 11,181,197 and 11,137,882 shares issued and outstanding	11,181	11,138
Additional paid-in capital	38,761,220	37,960,928
Accumulated deficit	(64,543,861)	(23,655,677)

Total stockholders’ (deficit)/equity	(25,771,460)	14,316,389

Total liabilities & stockholders’ (deficit)/equity	$29,809,218	$34,016,567

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LUNA INNOVATIONS INCORPORATED	Luna Q109 Earnings, Page 7

Luna Innovations Incorporated Consolidated Statements of Cash Flows

	Three months ended March 31,
	2009	2008
	(unaudited)	(unaudited)
Cash flows used in operating activities
Net loss	$(40,888,184)	$(1,851,948)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	619,788	481,832
Impairment of Intangible Assets	1,310,598	—
Share-based compensation	789,511	759,642
Change in assets and liabilities:
Accounts receivable	(589,248)	1,659,207
Inventory	(21,336)	(309,153)
Other current assets	(5,317)	58,660
Deferred tax asset	600,000	—
Other assets	17,728	—
Accounts payable and accrued expenses	36,040,184	(1,211,503)
Deferred revenues	200,260	(205,822)

Net cash used in operating activities	(1,926,016)	(619,085)

Cash flows used in investing activities
Acquisition of property and equipment	(34,037)	(219,602)
Intangible property costs	(30,749)	(93,771)

Net cash used in investing activities	(64,786)	(313,373)

Cash flows from financing activities
Payments on capital lease obligations	(2,799)	(11,380)
Payments on debt obligations	(357,143)	—
Proceeds from the exercise of options and warrants	10,824	75,669

Net cash from financing activities	(349,118)	64,289

Net change in cash	(2,339,920)	(868,169)
Cash – beginning of period	15,518,960	12,046,945

Cash – end of period	$13,179,040	$11,178,776

Supplemental disclosure of cash flow information
Cash paid for interest	$85,815	$10,099

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LUNA INNOVATIONS INCORPORATED	Luna Q109 Earnings, Page 8

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Investor Contact:

Dale Messick, CFO

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: IR@lunainnovations.com

Media Contact:

Karin Clark

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: kclark@lunainnovations.com